Exhibit 5.1

April 10, 2013

Goodrich Petroleum Corporation

801 Louisiana, Suite 700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with (i) the offering and sale (the “Offering”) by the Company of 4,000 shares of its 10.00% Series C Cumulative Preferred Stock (the “Preferred Stock”) that are represented by 4,000,000 depositary shares (the “Depositary Shares”), which are being sold pursuant to the Underwriting Agreement, dated as of April 4, 2013 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC, UBS Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-186129) (the “Registration Statement”) and the Prospectus dated March 8, 2013, included therein (the “Base Prospectus”) by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Underwritten Shares are registered. On April 8, 2013, the Company filed with the SEC a prospectus supplement dated April 4, 2013 (the “Prospectus Supplement”) pursuant to Rule 424(b)(5) promulgated under the Act. The Depositary Shares are being issued pursuant to the Deposit Agreement, dated as of April 10, 2013 (the “Deposit Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as depositary (the “Depositary”), and the holders from time to time of the depositary shares evidenced by a global depositary receipt (the “Depositary Receipt”) issued pursuant to the Deposit Agreement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Company’s Restated Certificate of Incorporation, as amended through the date hereof, (iv) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (v) the Underwriting Agreement, (vi) the Deposit Agreement, (vii) the resolutions of the Board of Directors of the Company and the pricing committee thereof with respect to the authorization of the Preferred Stock and the Depositary Shares, the determination of the terms of the 10.00% Series C Cumulative Preferred Stock (as evidenced in a Certificate of Designations of the 10.00% Series C Cumulative Preferred Stock in the form filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”)) and the Depositary Shares and related matters, (viii) cross receipts delivered by the Company and the Underwriters upon the closing of the Offering, (ix) specimens of the certificate of Preferred Stock and the Depositary Receipt and (x) such other certificates, statutes and instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In rendering the opinion set forth below, we have assumed that (i) all Depositary Shares have been and will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus, the Underwriting Agreement and the Deposit Agreement; (ii) all information contained in all documents reviewed by us is true and correct; (iii) all signatures on all documents examined by us are genuine; (iv) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (v) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement; (vi) the Deposit Agreement has been duly authorized, validly issued, executed and delivered by each party thereto in accordance with the laws applicable to each party thereto; (vii) the Certificate of Designations has been filed with the Secretary of State of the State of Delaware (the “SOS”) and the SOS has issued a certificate of amendment with respect thereto; (viii) the certificate evidencing the Preferred Stock has been deposited with the Depositary in accordance with the Deposit Agreement; (ix) the certificate evidencing the Preferred Stock has been registered by the transfer agent and registrar of the Preferred Stock; and (x) the Depositary Receipt evidencing the Depositary Shares has been duly executed, countersigned and delivered in accordance with the Deposit Agreement and paid for by the purchasers thereof in accordance with the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Preferred Stock has been validly issued and are fully paid and non-assessable, and the Depositary Receipt evidencing the Depositary Shares has been validly issued and entitles the holder thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinions expressed herein are limited in all respects to the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com